Amendment to
Restated Bylaws of
Emeritus Corporation
Article 10, Section 10.1 of the Restated Bylaws of Emeritus Corporation (the “Company”) is hereby amended and restated in its entirety to read as follows:
10.1 Right to Indemnification

Each person who was, is or is threatened to be made a named party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director, officer or employee of the corporation or, that being or having been such a Director or officer or an employee of the corporation, he or she is or was serving at the request of an executive officer of the corporation as a Director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity as such a Director, officer, partner, trustee, employee or agent or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, partner, trustee, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Except as provided in subsection 10.2 of this Section with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

CERTIFICATION
I, the undersigned officer, hereby certify that the foregoing Amendment to the Restated Bylaws of the Company was duly adopted by the Board of Directors of the Company on February 17, 2014.

/s/ Mark Finkelstein___________________________
Mark Finkelstein
EVP - Corporate Development, General Counsel & Corporate Secretary

23525-0053/LEGAL29468298.1